EXHIBIT 99.1

NewsRelease

TC PipeLines, LP Reports Strong
2011 First Quarter Results

OMAHA, Nebraska – April 26, 2011 –TC PipeLines, LP (NASDAQ: TCLP) (the Partnership) today reported an $11.5 million or 31 percent increase in first quarter 2011 Partnership cash flows to $48.3 million compared to $36.8 million for the same period in 2010. Net income for first quarter 2011 was $42.3 million or $0.90 per common unit, an increase of $8.6 million or $0.19 per common unit, compared to $33.7 million or $0.71 per common unit for the same period in 2010.

“The Partnership generated strong earnings and cash flows from its pipeline investments in the first quarter 2011,” said Steve Becker, president of TC PipeLines GP, Inc. “We continue to experience strong demand for our pipeline’s transportation services, and expect these assets to continue to provide the foundation for future growth opportunities.”

Northern Border is now connected to a new gas supply basin from the U.S. Rockies via its interconnection with the Bison Pipeline that became operational in January 2011,” added Becker. “Bison shippers have executed downstream contracts on Northern Border to ensure they have the ability to bring their gas to market. These contracts support the long-term competitiveness of Northern Border.”

 First Quarter Highlights (All financial figures are unaudited)
•	Partnership cash flows of $48.3 million
•	Paid cash distributions of $35.4 million
•	Declared cash distributions of $0.75 per common unit
•	Net income of $42.3 million or $0.90 per common unit
•	Northern Border now transporting under long-term contracts Powder River Basin natural gas via its new interconnection with the Bison Pipeline

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2011	2010
Partnership cash flows(a)	48.3	36.8
Cash distributions paid	35.4	34.4
Cash distributions declared per common unit(b)	$0.75	$0.73
Net income	42.3	33.7
Net income per common unit(c)	$0.90	$0.71
Weighted average common units outstanding (millions)	46.2	46.2
Common units outstanding at end of period (millions)	46.2	46.2

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(b) The Partnership’s 2011 first quarter cash distribution will be paid on May 13, 2011 to unitholders of record as of the close of business on April 30, 2011.

(c) Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two percent interest plus an amount equal to incentive distributions.

Recent Developments

First Quarter Cash Distribution
On April 19, 2011, the Partnership announced that the board of directors of TC PipeLines GP, Inc. declared the Partnership’s first quarter 2011 cash distribution of $0.75 per common unit. This cash distribution is equivalent to the fourth quarter 2010 distribution and is payable on May 13, 2011 to unitholders of record as of the close of business on April 30, 2011.

Bison
In January 2011, TransCanada Corporation placed in service the Bison Pipeline project that extends from the Powder River Basin producing region in Wyoming to an interconnection with the Northern Border system in Morton County, North Dakota. Northern Border has secured 10-year contracts with the Bison shippers for approximately 407 million cubic feet per day of capacity from Port of Morgan, Montana to Ventura, Iowa.

Partnership Cash Flows

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before general partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. As well, management uses these measures as a basis for recommendations to our general partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes and Northern Border, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora, net of Partnership costs and distributions declared to the general partner.

Partnership cash flows and Partnership cash flows before general partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

First Quarter 2011
Partnership cash flows increased $11.5 million to $48.3 million in the first quarter of 2011 compared to $36.8 million in the same period of 2010. This increase was primarily due to increases in cash distributions from Northern Border of $9.4 million and Great Lakes of $1.2 million.

The Partnership paid distributions of $35.4 million in the first quarter of 2011, an increase of $1.0 million compared to the same period in 2010, due to an increase in the quarterly distribution of $0.02 per common unit in the third quarter of 2010.

Net Income

To supplement our financial statements, a comparison of the earnings contribution components from each of our investments is presented below. Net income is presented in this format to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance. This summary is meant to provide a more meaningful comparison of the Partnership’s net income to the prior year, as the Partnership’s partially-owned pipeline systems are accounted for using the equity method. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

	For the three months ended March 31, 2011					For the three months ended March 31, 2010
(unaudited) (millions of dollars)	PipeLP	Other Pipes(a)	Corp(b)	GLGT	NBPC(c)	PipeLP	Other Pipes(a)	Corp(b)	GLGT	NBPC(c)
Transmission revenues	17.3	17.3	-	70.2	80.2	17.4	17.4	-	72.9	69.1
Operating expenses	(3.1)	(3.1)	-	(14.3)	(17.5)	(3.4)	(3.4)	-	(14.2)	(18.0)
General and administrative	(1.8)	-	(1.8)	-	-	(1.3)	-	(1.3)	-	-
Depreciation	(3.7)	(3.7)	-	(8.1)	(15.3)	(3.7)	(3.7)	-	(14.3)	(15.4)
Financial charges and other	(5.0)	-	(5.0)	(7.6)	(5.7)	(6.2)	(1.0)	(5.2)	(7.9)	(6.0)
Michigan business tax	-	-	-	(1.6)	-	-	-	-	(1.5)	-
				38.6	41.7				35.0	29.7
Equity income	38.6	-	-	18.0	20.6	30.9	-	-	16.3	14.6
Net income	42.3	10.5	(6.8)	18.0	20.6	33.7	9.3	(6.5)	16.3	14.6

(a) “Other Pipes” represents the results of North Baja and Tuscarora.

(b) “Corp” includes the costs of the Partnership, but excludes the costs of its subsidiaries.

(c)  The Partnership owns a 50 percent general partner interest in Northern Border. Equity income includes the 12-year amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 percent acquisition in April 2006.

First Quarter 2011
Net income increased $8.6 million to $42.3 million in the first quarter of 2011 compared to $33.7 million in the same period in 2010. This increase was primarily due to higher equity income from Northern Border and Great Lakes together with higher net income from Other Pipes.

Equity income from Northern Border was $20.6 million in the first quarter of 2011, an increase of $6.0 million compared to the same period in 2010. The increase in equity income was primarily due to increased transmission revenues. Northern Border’s transmission revenues increased $11.1 million primarily due to increased demand for transportation services in the first quarter of 2011.

Equity income from Great Lakes was $18.0 million in the first quarter of 2011, an increase of $1.7 million compared to the same period in 2010. The increase in equity income was primarily due to depreciation rate reductions arising from the Section 5 rate case settlement in May 2010 (GL Settlement), partially offset by decreased transmission revenues. Great Lakes’ transmission revenues for the three months ended March 31, 2011 decreased $2.7 million compared to the same period last year due to the impact of the GL Settlement rates on long-term revenues.

Net income from Other Pipes, which includes results from North Baja and Tuscarora, was $10.5 million in the first quarter of 2011, an increase of $1.2 million compared to the same period in 2010. This increase was primarily due to lower financial charges from Tuscarora as a result of lower average interest rates and lower average debt outstanding attributable to the refinancing of a portion of senior notes in December 2010.

Liquidity and Capital Resources

At March 31, 2011, there were no borrowings on the Partnership’s revolving credit facility leaving $250.0 million available for future borrowings. The Partnership was in compliance with the covenants of the credit agreement at March 31, 2011. The average interest rate on the credit facility was 4.0 percent for the three months ended March 31, 2011, including the impact of interest rate hedging activity. The Partnership expects to renew its Senior Credit Facility prior to its maturity date of December 12, 2011.

Conference Call

Analysts, members of the media and other interested parties are invited to participate in a teleconference by calling 866.225.0198 on Wednesday, April 27, 2011 at 11:00 a.m. central standard time (CST)/12 p.m. eastern standard time (EST). Steve Becker, president of the general partner, will discuss the first quarter 2011 financial results and recent developments of the Partnership, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership's website under "Events and Presentations" prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CST) and midnight (EST) on May 4, 2011, by calling 800.408.3053, then entering pass code 8686876.

TC PipeLines, LP has interests in over 3,900 miles of federally regulated U.S. interstate natural gas pipelines including Great Lakes Gas Transmission Limited Partnership, Northern Border Pipeline Company, North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. These pipelines serve markets across the United States and Eastern Canada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release may include “forward-looking statements” regarding future events and the future financial performance of TC PipeLines, LP. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Words such as “anticipate,“ “believe,” “continue,” “estimate,” “expect,” “intend,” “forecast,” “project,” “may,” “plan,” “strategy,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are not guarantees of performance. Actual results may differ materially from those expressed or implied in these forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the demand for Great Lakes and Northern Border transportation in the future; the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy; regulatory decisions, particularly those of the FERC; the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms; the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada Corporation or others; the ability to access capital and credit markets with competitive rates and terms, including the refinancing of the Partnership’s Senior Credit Facility; operational decisions of the operator of our pipeline systems; the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations; supply of natural gas in the Western Canada Sedimentary Basin and in competing basins, such as the Rocky Mountains; future demand for natural gas; overcapacity in the industry; success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S.-sourced gas to Northern Border’s and Great Lakes’ markets; and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and via the Partnership’s website (www.tcpipelineslp.com). The Partnership disclaims any intention or obligation to update publicly or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, occurring after the date hereof.

Media Inquiries:	Terry Cunha/Shawn Howard	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Lee Evans	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2011	2010

Equity income from investment in Great Lakes	18.0	16.3
Equity income from investment in Northern Border	20.6	14.6
Transmission revenues	17.3	17.4
Operating expenses	(3.1)	(3.4)
General and administrative	(1.8)	(1.3)
Depreciation	(3.7)	(3.7)
Financial charges and other	(5.0)	(6.2)
Net income	42.3	33.7

Net income allocation
Common units	41.5	33.0
General partner	0.8	0.7
	42.3	33.7

Net income per common unit	$0.90	$0.71

Weighted average common units outstanding (millions)	46.2	46.2

Common units outstanding, end of the period (millions)	46.2	46.2

Consolidated Condensed Balance Sheet

(unaudited)
(millions of dollars)	March 31, 2011	December 31, 2010
ASSETS
Current assets	11.5	12.3
Investment in Great Lakes	695.4	690.0
Investment in Northern Border	499.6	504.8
Other assets	439.6	443.4
	1,646.1	1,650.5

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	8.4	9.0
Fair value of derivative contracts, including current portion and other	10.8	15.1
Long-term debt, including current portion	505.9	513.9
Partners' equity	1,121.0	1,112.5
	1,646.1	1,650.5

Non-GAAP Measures
Reconciliations of Net Income to Partnership Cash Flows

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2011	2010
Net income	42.3	33.7
Add:
Cash distributions from Great Lakes(a)	16.9	15.7
Cash distributions from Northern Border(a)	25.8	16.4
Cash flows provided by North Baja's operating activities	6.8	4.7
Cash flows provided by Tuscarora's operating activities	6.3	7.2
	55.8	44.0
Less:
Equity income from investment in Great Lakes	(18.0)	(16.3)
Equity income from investment in Northern Border	(20.6)	(14.6)
North Baja's net income	(5.6)	(5.4)
Tuscarora's net income	(4.9)	(3.9)
	(49.1)	(40.2)
Partnership cash flows before General Partner distributions	49.0	37.5
General Partner distributions(b)	(0.7)	(0.7)
Partnership cash flows	48.3	36.8
Cash distributions declared	(35.4)	(34.4)
Cash distributions declared per common unit(c)	$0.75	$0.73
Cash distributions paid	(35.4)	(34.4)
Cash distributions paid per common unit(c)	$0.75	$0.73

(a) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results.

(b) General partner distributions represent the cash distributions declared to the general partner with respect to its two percent interest plus an amount equal to incentive distributions.

(c) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two percent interest plus an amount equal to incentive distributions.

Operating Statistics

	Three months ended March 31,
(unaudited)	2011	2010
Great Lakes
Average daily scheduled volumes(a) (million cubic feet per day)	2,892	2,133
Capital Expenditures (millions of dollars):
Maintenance	0.9	1.9
Growth	0.1	0.1
Northern Border
Average daily scheduled volumes(a) (million cubic feet per day)	2,778	2,209
Capital Expenditures (millions of dollars):
Maintenance	1.7	0.7
Growth	0.7	-
North Baja (a)
Capital Expenditures (millions of dollars):
Maintenance	-	0.1
Growth	-	8.4
Tuscarora (a)
Capital Expenditures (millions of dollars):
Maintenance	-	-
Growth	-	-

(a) Average daily scheduled volumes represent volumes of natural gas, irrespective of path or distance transported, from which variable usage fee revenue is earned. Average daily scheduled volumes are not presented for North Baja and Tuscarora as Partnership Cash Flows and Net Income from these investments are underpinned by long-term firm contracts and do not vary significantly with changes in utilization.